Exhibit 10.29

Letter of Intent

Company:	**Organic Sales and Marketing, Inc.** (the "Company") of 114 Broadway, Raynham, MA 02767
Consultant:	**William Sadler**, of . ("Dr. Sadler")
Position Offered:	The Company's consultant to market and sell the products set forth below.
Letter of Intent:	This outline the intentions of the Company and Dr. Sadler, subject to a mutually agreeable final agreement/contract
Terms:	The Company proposes establishing two categories of sales;

1. Volume derived from Land of Lakes Sales of organic Fertilizer

2. All other sales of all kinds of Company market materials and products.

The Company proposes to compensate Dr. Sadler by paying him $150,000 from the commission received from LOL on Category 1. Any commissions in excess of $150,000 will be shared equitably between the Company and Dr. Sadler. The Company will reimburse Dr. Sadler for all approved travel. Any funds received by the Company from LOL for the management of Organic Fertilizer business is the property of the Company.

The Company proposes to compensate Dr. Sadler by paying him 5% commission on sales he generates in Category 2 (OSM Customers, i.e. Grainger, Fisher Scientific, etc.), as well as a 2% override of sales he closes/manages on with other salespersons hired by The Company.

Upon execution of a final agreement, the Company proposes to give Dr. Sadler 50,000 shares of Company's common shares, as well as authorize the issuance of a stock option for 50,000 Company shares, with the mutually agreed upon stipulation that the exercise price for these share be at $.50 per share, vesting 25% per year over a 4 year period on the anniversary of the execution of a final agreement, commencing with 25% vesting on the first anniversary of the execution of said final agreement, and further subject to Category 2 sales exceeding $500,000 in the aggregate while he is

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employed by the Company.

Term/Disclosure: The final agreement will be a one year agreement, however, it is understood that if the Company and Dr. Sadler extend said agreement or enter into additional agreements effective after the first anniversary of the final agreement that business in category 1 will need to be restructured to reflect the terms of the final agreement.

OSM, Inc.

By:____________________
Sam Jeffries
President
Date: August 3, 2010

AGREED AND ACCEPTED.

____
William Sadler
Date: August 3, 2010